Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-255514) and Form S-8 (Nos. 333-220774 and 333-227643) of Ecovyst Inc. (formerly known as PQ Group Holdings Inc.) of our report dated March 17, 2021, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations discussed in Note 5, as to which the date is November 16, 2021, relating to the financial statements and financial statement schedules and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

November 16, 2021